October 1, 2007

Mr. H. William Spute

633 South Federal Highway

Ft. Lauderdale, FL 33301

Re:	Employment Agreement

Dear Mr. Spute:

This letter shall state the terms and conditions of your employment by 1st United Bank (the “Bank”) as an Executive Officer of the Bank (the “Executive”).

1.         Duties. Commencing as of the day of Closing, you shall be an Executive Officer, and shall in that capacity, report directly to the President of the Bank (the “President”) and shall devote your full time and efforts to the business and affairs of the Bank.

2.         Term of Employment. The term of your employment under this Agreement (the “Term”) shall be two (2) years to commence on the day of Closing; provided, however, that commencing on the second anniversary of the day of Closing and on each subsequent anniversary of that day, this Agreement shall be automatically renewed for an additional one-year period unless terminated in writing by either party in their sole discretion at least sixty (60) days prior to the expiration date of the then pending term.

3.         Working Facilities.     Your principal place of employment shall be at the Company’s and the Bank’s principal offices which is now and is expected to continue to be at One North Federal Highway, Boca Raton, Florida.

4.         Compensation; Benefit Plans.

4.1       Base Salary. Your initial annual base salary for the first year of employment shall be One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00) per annum. Thereafter, the base salary shall be subject to increase by the Bank in its discretion. Your base salary shall be paid to you at periodic intervals in accordance with the Bank’s payroll policies for salaried employees.

4.2       Bonus. Executive shall be entitled to receive a bonus following the end of each fiscal year of the Bank during the Term, in an amount up to twenty percent (20%) of your base salary for such fiscal year, based on the Bank’s performance and your achievement of certain annual goals as shall be mutually agreed upon annually by you and the President.

4.3       Expenses. The Bank agrees to reimburse you for all reasonable expenses incurred by you on behalf of the Bank in the course of your duties hereunder upon your presentation of appropriate vouchers therefor, all in accordance with the Bank’s then policies.

Further, the Bank shall provide you with a non-accountable car allowance of Eight hundred and 00/100 Dollars ($800.00) per month during the Term.

4.4       Participation in Benefit Plans. During the term of this Agreement, you will be entitled to full participation in all benefit plans and programs for which all of the Bank’s senior officers are or shall become eligible including, but not limited to, health and life insurance, to the maximum extent permissible under the provisions of any such plan or program.

4.5       Stock Options. You will be granted options to purchase thirty thousand (30,000) shares of the 1st United Bancorp common stock exercisable at Fourteen dollars and 50 cents ($14.50) per share under the provisions of the1st United Bancorp Employee Stock Option Plan. For purposes of this Section 4.5, the time of the grant of your options is deemed to be the date of the Closing. The right to exercise such options shall vest (1) one fourth (1/4) on the day of Closing; (2) one fourth (1/4) on the first anniversary of this Agreement; (3) one fourth (1/4) on the second anniversary of this Agreement; and (4) one fourth (1/4) on the third anniversary of this Agreement.

4.6       Vacation. You will be entitled to four (4) weeks paid vacation each year during the term of this Agreement.

5.         Termination of Employment.

5.1       By the Bank. The Bank may, by action of the Board and upon written notice to you, your guardian, or similar court appointed caretaker, as the case may be, terminate your employment hereunder for “Disability”, or “Cause”, as defined in Section 5.3, or for a reason other than Disability or Cause.

5.2       By You. You may voluntarily terminate your employment hereunder at any time by written notice to the Board.

5.3       Definitions: Disability; Date of Termination; Cause. For purposes of this Agreement, (i) “Disability” shall mean your inability to perform your duties hereunder for a consecutive period of sixty (60) days, or for an aggregate of ninety (90) days in any consecutive twelve (12) month period, due to a physical or mental illness; (ii) “Date of Termination” shall mean the date set forth in the written notices described in Sections 5.1, 5.2 or 5.3 as the date of termination of employment hereunder or in the case of termination due to your death, the date of death; (iii) “Cause” shall include termination because of your personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final removal and prohibition order, final cease-and-desist order, or material breach of any provision of this Agreement or any event that would make you ineligible for employment by an insured depository institution under Section 19 of the Federal Deposit Insurance Act, as amended.

6.         Compensation Upon Termination of Employment.

6.1       Disability, Cause or Death. If your employment hereunder is terminated by the Bank for Cause, or if you terminate your employment for reasons other than a breach of this Agreement by the Bank, or if you or the Bank provides notice of non-renewal under Section 2, the Bank shall pay to you your then base salary for all periods through the Date of Termination at the annual rate then in effect and the Bank shall have no further obligations to you hereunder. If your employment hereunder is terminated by the Bank for disability or by reason of your death, (i) the Bank shall pay to you, your guardian, or similar court appointed caretaker of your estate, as the case may be, your then base salary for all periods through the Date of Termination at the annual rate in effect, plus earned but unused vacation time, and (ii) you, your guardian, or similar court appointed caretaker of your estate, as the case may be, shall have the right to exercise vested (but unexercised) stock options in accordance with the provisions of the 1st United Bancorp, Inc. Officers’ and Employees’ Stock Option Plan, and the Bank shall have no further obligations to you hereunder.

6.2       Other. If your employment hereunder is terminated by the Bank other than for Cause or other any of the other reasons specified in Section 6.1, the Bank shall pay you as liquidated damages and in complete satisfaction of all obligations to you hereunder (i) your accrued base salary as provided in Section 4.1 hereof then in effect through the Date of Termination, (ii) within thirty (30) days following the Date of Termination, an amount equal to twelve (12) months of your then base salary, (iii) reimburse you up to $1,000 per month for continuation of health coverage for you under COBRA for a period of twelve (12) months after the Date of Termination, and (iv) within thirty (30) days following the Date of Termination, an amount equal to the average bonus paid to you pursuant to Section 4.2 with respect to the two (2) immediately preceding fiscal years of the Bank.

6.3       Change in Control. Upon the closing of a Change on Control, the Bank shall pay you liquidated damages and in complete satisfaction of all obligations to you hereunder (i) your accrued base salary as provided in Section 4.1 hereof then in effect through the Date of Termination; (ii) within thirty (30) days following the Date of Termination, an amount equal to twelve (12) months of your base salary; (iii) within thirty (30) days after the close of the calendar year during which your employment termination occurs, an amount equal to the average bonus with respect to the two (2) immediately preceding fiscal years of the Bank; and (iv) reimburse you up to $1,000 per month for continuation of health coverage for you under COBRA for a period of twelve (12) months after the Date of Termination. “Change in Control” shall be defined hereunder as the acquisition by any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) (other than Bank or any subsidiary of Bank or any Bank employee benefit plan, including its trustee) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of 50 percent or more of the combined voting power of the then outstanding securities of 1st United Bancorp, Inc. entitled to vote generally in the election of directors.

6.4       Regulatory Restriction. No payment shall be required to be made under Sections 6.2 or 6.3 if such payment would violate 12 CFR Part 359, Rules of the Federal Deposit Insurance Corporation.

7.         Non-Compete; Non-Solicitation. You acknowledge that the Bank has a legitimate business interest in maintaining its customer base and goodwill. This provision is enforceable by the Bank in a court of law and will be mandatory and binding on you. Accordingly, you agree that for a period of two (2) years after the termination of your employment either by you or by the Bank (the “Restrictive Period”):

(i)        you will not, without the prior written consent of the Bank, enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or other financial institution, which either accepts deposits or makes loans, whether presently existing or subsequently established, and which has an office located within Miami-Dade County, Broward County or Palm Beach County, Florida; and

(ii)       you will not, without prior written consent of the Bank (1) contact directly or indirectly any customer of the Bank, or of any subsidiary of the Bank, in regard to offering or providing banking services or related services on behalf of you or anyone else; (2) hire for any other employer (including yourself) any employee of the Bank, or any subsidiary of the Bank, or any person who was an employee of the Bank or a subsidiary within twelve (12) months prior to such solicitation of employment; or (3) undertake a business opportunity that came to your attention through your employment hereunder which you had not previously offered in writing to the Bank and which the Bank had not rejected in writing;

provided, however, that the Restrictive Period shall only be one (1) year after the termination of your employment if such termination is due to the Bank providing notice of non-renewal under Section 2 or the Bank terminates your employment without Cause; and provided further, that the restrictions in Section 7 shall not apply in the event of a closing of a Change in Control.

8.         Confidentiality Confidential Data. You recognize and acknowledge that the customer list, vendor list, shareholder list, contracts, and programs, as they may exist from time to time, trade secrets, financial data, future plans, records and other information (collectively “information”) relating to the operation of the Bank, subsidiaries or profit centers undertaken by the Bank or any of their affiliates are valuable, special and unique assets of the Bank. At no time during or after the Term will you disclose any such information, or any part thereof, to any person, corporation, association or other entity for any reason or purpose whatsoever, except as may be necessary in the performance of your duties hereunder or to your attorney in conjunction with litigation or as may be required by applicable laws or the determination by any duly constituted administrative agency. In the event of a breach or threatened breach by you of the provisions of this Section, the Bank, any subsidiaries or any of their affiliates shall be entitled to an injunction restraining you from disclosing in whole or in part, such information, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Bank or subsidiaries or any of their affiliates from pursuit of any other remedies available to them for such breach or threatened breach, including recovery of damages from you.

9.         Miscellaneous. This Agreement may not be modified or amended, and no provision hereof may be waived, except by an instrument in writing signed by the parties hereto. This Agreement has been executed and delivered in the State of Florida, and its validity, interpretation, performance, and enforcement shall be governed by the internal laws of Florida, except to the extent such laws are superseded by applicable federal law. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder but shall be binding upon and insure to the benefit of any successor of the Bank and the heirs, executors, administrators and legal and personal representatives of your estate. Section headings are for convenience only and, being no part of this Agreement, shall not be used to interpret or modify the same. This Agreement represents our entire understanding with respect to the subject matter of this Agreement, and supersedes all other discussions.

10.       Notices. Notices must be in writing and delivered by certified mail return receipt, a recognized national overnight courier service or by facsimile to:

If to the Bank:

1st United Bank

741 U.S. Highway One

North Palm Beach, FL 33408

Attn: Rudy Schupp

Facsimile: (561) 840-9663

If to the Executive:

Mr. H. William Spute

6978 N.W. 62nd Terrace

Parkland, FL 33067

Facsimile: (954) 752-5598

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

11.       Regulatory Approval. You and the Bank acknowledge that this Agreement or portions thereof may be subject to approval by or consent of bank regulatory authorities. If any required regulatory approval or consent is not obtained with respect to a portion of this Agreement, the parties agree that such portion of the Agreement shall be null and void.

12.       Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

13.       Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

14.       Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.

THE PROVISIONS OF SECTIONS 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 SHALL SURVIVE THE TERM.

If the foregoing accurately states the terms of our understanding, please sign this letter in the space provided below to so indicate, whereupon this letter shall become a binding agreement between us.

Very truly yours,

1st United Bank

By:	/s/ Rudy Schupp
Rudy Schupp
President and Chief Executive Officer

Accepted and Agreed to this day 1

of October, 2007.

/s/ H. William Spute
H. William Spute